Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the accompanying offering statement pursuant to Regulation A of our report dated May 14, 2020 on the consolidated financial statements of Cannabis Sativa, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ Assure CPA  (formerly DeCoria, Maichel & Teague, P.S).

Spokane Washington

February 1, 2021